Exhibit 10.2

March 8, 2013

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

11025 RCA Center Drive, Suite 300

Palm Beach Gardens, Florida 33410

Re: Management and Financial Consultancy

Dear Mr. Connolly,

This letter (“Letter Agreement” or the “Agreement”) outlines a proposal between Dynamic Healthcare Solutions, LLC (“DHS”) and the Aurora Diagnostics Holdings, LLC (the “Client”) of the objective, tasks, work product and fees for the engagement of DHS to provide interim management and financial consulting services to the Client.

OBJECTIVE

To provide services to the Client customarily provided by an Executive Chairman of the Board and Chief Executive Officer and to assist the Client’s Board of Managers in the continued stabilization of the Client and its day to day management, as well as in the continued development of an operating and business plan, and in maximizing the Client’s enterprise value.

TASKS

•	Assess the day-to-day management responsibility of the Client’s operations under the direction of the Board of Managers.

•	Assist the Board in the assessment and improvement of the current financial position of the Client.

•	Meet with the existing Client management to review their assessment of the Client’s situation, evaluate their input, and suggest activities targeted to optimizing the Client’s performance.

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

•

Assist in evaluating the Client’s current cash position and endeavor to develop a cash funding plan that will permit the Client to operate at lower levels of cash consumption and meet such covenants as may exist with its lenders.

•	Assist in the development of intermediate and longer term operating plans. This will include assisting in the evaluation of the Client’s strategic vision and mission.

•	As may be appropriate, meet with the Client’s lenders, vendors, payers, providers, insurers, and other key outside parties as may be required from time to time.

•	As may be appropriate, report to and attend meetings of the Board of Managers as may be required from time to time.

•

As may be appropriate, meet monthly with Summit Partners and KRG Capital Partners on a monthly basis (whether in person or via teleconference, as mutually agreed) and maintain regular dialogue with each of them on material matters and recommended action plans for the Client.

•	Perform such other tasks as may normally be associated with the position of Executive Chairman and Chief Executive Officer, or as otherwise may be mutually agreed upon with the Board of Managers.

WORK PRODUCT

The work product of DHS will be in the form of:

•	Those services normally provided by the Client’s Executive Chairman.

•	Information to be discussed with the Client and others as may be requested by the Client.

•	Written reports and analysis worksheets to support DHS’s suggestions as DHS deems necessary or as may be reasonably requested.

Note: DHS and its principals make no express or implied warranty of their respective work or predict either results or final developments in this matter. DHS cannot and does not guarantee a particular result or outcome. The fees charged do not depend upon the result obtained. The Client specifically acknowledges that no promises have been made by DHS or its principals as to what results can or will be achieved for the Client.

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

STAFFING

Dynamic Healthcare Solutions (DHS) will be the party engaged for this assignment.

On behalf of DHS, Daniel D. Crowley will be assigned as the principal responsible for the overall engagement. Mr. Crowley has a wide range of experience, skills, and abilities related to this type of assignment. It is the parties’ understanding that Mr. Crowley will collaborate with the Client’s Board of Managers in assessing the current situation and in developing a strategic plan to improve the Client.

Appointment of Mr. Crowley. Mr. Crowley will be appointed and will serve as an officer of the Client with the title of President and Chief Executive Officer and, in accordance with the Client’s Operating Agreement, such appointment will constitute the delegation to Mr. Crowley of the authority, duties and responsibilities that are normally associated with such titles.

The parties acknowledge that Mr. Crowley has multiple clients at any given time but will devote the time necessary to this assignment as Mr. Crowley and the parties mutually agree is reasonable and appropriate.

FEES, TERM AND EXPENSES

Fees: In connection with this consultancy, DHS shall be paid a monthly fee, or retainer, of $100,000 plus reasonable out of pocket expenses, commencing on the one month anniversary of the date of this Agreement.

The Client agrees and understands that the fee above is a retainer and not just an advance against future fees. The purpose of the retainer fee is to ensure the availability and engagement of DHS and its principals. The Client understands that in agreeing to be available to represent the Client in this matter, DHS and its principals may necessarily decline representation to other potential clients.

Other than the services of Mr. Crowley, DHS may associate in its sole discretion with others as may be needed to obtain the best possible outcome for the Client. In the event DHS provides the Client with the services of professionals (with staff levels as designated by DHS), DHS will inform the Board of Managers on a bi-weekly basis of the approximate headcount and costs associated with such individuals. Its fees will be based on the hours charged at DHS’s hourly rates, which are:

Principals	$550 / Hour
Senior Associates	$350 / Hour
Associates	$300 / Hour
Consultants	$225 / Hour

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

Term. This engagement initially shall be for a twelve (12) month duration, commencing on March 15, 2013 or such earlier date as may be reasonably requested by the Client. This term shall automatically renew except as may be terminated by either party upon sixty (60) days prior written notice to the address of record contained herein.

The Client’s Board of Managers may terminate this Agreement at any time, with or without cause, upon thirty (30) days prior written notice. In the event, the assignment and this Agreement are terminated by the Client’s Board of Managers prior to the completion of six (6) months, then DHS shall receive payment within five (5) business days of receipt of its invoice, for unpaid services rendered and related expenses as well as for such period remaining under this Agreement.

Retainer: To initiate this engagement, DHS requires a two (2) month retainer as an advance by wire transfer of two (2) months, i.e. $200,000. This balance shall be maintained throughout the duration of this engagement.

DHS will submit semi-monthly invoices for services rendered and expenses incurred. Payment for the semi-monthly billings will be paid by wire transfer within five (5) business days of the receipt of each invoice from DHS. At the end of each month of the engagement, the retainer shall be replenished. At the end of the engagement, any unearned portion of the retainer will be returned to the Client.

Out of Pocket Cash Expenses: In addition to the fees set forth above, the Client shall also pay directly or reimburse DHS by wire transfer within five (5) business days of receipt of periodic billings, for all reasonable out of pocket expenses incurred in connection with this assignment such as travel, lodging, meals, postage, telephone, facsimile charges, and other expenses related to this assignment. The Client acknowledges that Mr. Crowley shall be conducting travel on the Client’s behalf using a private jet and agrees that all commercially reasonable expenses related to such travel shall be deemed to be reasonable out of pocket expenses for purposes of this provision.

All payment obligations set forth in this Agreement are joint and several obligations of the Client and its subsidiaries. In the event that the Client does not have the capacity to pay a given obligation when due, the Client shall cause its subsidiaries to promptly make such payments.

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

Success fee: The Client shall pay to DHS a success fee in cash via wire transfer within three (3) business days after the Client’s consummation of a change of control event that occurs at any time during the term hereof or prior to the one (1) year anniversary of the termination or expiration of this Agreement. The amount of the success fee shall be equal to:

In the event that the aggregate transaction value received by the Client, its creditors and/or stockholders is equal to:

i. $350 million or less, then DHS shall receive a success fee equal to $2 million.

ii. greater than $350 million but less than $436.6 million, then DHS shall receive a success fee equal to the sum of (A) the success fee in (i) above plus (B) $2.25 million.

iii. greater than $436.6 million but less than $523.6 million, then DHS shall receive a success fee equal to the sum of (A) the success fees in (i) and (ii) above plus (B) $2.75 million.

iv. greater than $523.6 million but less than $610 million, then DHS shall receive a success fee equal to the sum of (A) the success fees in (i), (ii) and (iii) above plus (B) $3.5 million.

v. greater than $610 million then DHS shall receive a success fee equal to the sum of (A) the success fees in (i), (ii), (iii) and (iv) above and (B) ten percent (10%) of the excess of the aggregate transaction value over $610 million.

“aggregate transaction value” shall mean, without duplication: (A) the aggregate amount of cash and the fair market value (determined as set forth below) of any securities or other property or consideration received or to be received by the Client or its stockholders in connection with a change of control event, including, without limitation, (1) any dividends or distributions or any stock redemptions or repurchases outside the normal course of business paid as part of the consideration received by the Client’s stockholders in connection with a change of control event, paid (and received by the beneficiary thereof) at the closing of a change of control event, (2) all amounts payable in relation to, or other value ascribed in the change of control event (including the form of “rollover” options or warrants) in respect of, warrants, options or other convertible securities, and (3) the full amount of any payments in installments when such amounts are paid; plus (B) all indebtedness for borrowed money or capitalized leases net of any cash of the Client or its subsidiaries, and preferred stock directly or indirectly assumed, refinanced, retired or extinguished (and all payments made and expenses incurred in connection therewith, including, without limitation, prepayment premiums and defeasance costs) in connection with the change of control event (including, in the case of the sale, exchange or purchase of equity securities, any such indebtedness for borrowed money or capitalized leases

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

outstanding at the closing of the change of control event); plus (C) in the case of a change of control event structured as a sale, transfer, exchange or disposition of assets, if less than 100% of the assets of the Client are transferred in the change of control event, the net value of any current assets (such as accounts receivable and inventory, but excluding cash and cash equivalents) less any current liabilities retained by the Client that directly relate to the assets transferred in the change of control event, net of allowances for doubtful accounts and similar reserves.

Amounts paid into escrow and contingent payments in connection with any change of control event will be included as part of the aggregate transaction value on the terms and subject to the conditions set forth in this paragraph. The portion of the success fee relating to amounts paid into escrow will be calculated and paid if and when such amounts are released from escrow. If the consideration in connection with any change of control event is contingent and may be increased by payments relating to future events, the portion of the success fee relating to such contingent payments (the “Contingent Fee Portion”) will be calculated and paid if and when such contingent payments are made.

“Change of control event” shall mean a transaction or series of transactions involving the sale or disposition of all or substantially all of the debt, equity or assets comprising the Client, whether directly or indirectly and through any form of transaction, including, without limitation, merger, reverse merger, stock sale, asset sale, asset swap, consolidation, amalgamation, spin-off, split-off or other similar transaction.

RELATIONSHIP OF THE PARTIES

The parties intend that an “independent contractor” relationship will be created by this Agreement. DHS and its Principal, Daniel D. Crowley, and any professionals provided by DHS are not to be considered an employee or agent of the Client. The employees of DHS are not entitled to any of the benefits that the Client typically provides for the Client’s employees or its executives (i.e. health, dental, vision, and other group benefits).

Each party agrees not to solicit, recruit or hire any employees or agents of the other party during the term of this Agreement and for a period of two (2) years subsequent to the termination or expiration of this Agreement.

In the event of default of any payment or nonpayment as set forth in this Agreement, DHS reserves the right to withdraw from representation of the Client upon fifteen (15) days written notice to the Client.

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

FRAMEWORK OF THE ENGAGEMENT

The Client acknowledges that it is hiring DHS purely to assist and advise the Client with interim management, business planning and restructuring. DHS’s engagement shall not constitute an audit, review, or compilation, or any other type of financial statement, reporting, or consulting engagement that is subject to the rules of the AICPA, the SSCS, or any other state or national professional bodies.

INDEMNIFICATION OF DHS; LIMITATION ON LIABILITY

As further consideration under the Agreement, the Client agrees to indemnify, defend and hold harmless DHS and its respective officers, managers, members, partners, employees and agents, and any other persons controlling DHS or any of its affiliates (collectively, “Indemnified Persons”), to the fullest extent lawful, from and against any claims, liabilities, losses, damages, costs and expenses (or any action, claim, suit or proceeding (an “Action”) in respect thereof), as incurred, related to or arising out of or in connection with DHS’s services under this Agreement or any proposed transaction contemplated by this Agreement or any Indemnified Person’s role in connection therewith, whether or not resulting from an Indemnified Person’s negligence (“Losses”), provided, however, that the Client shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by DHS to the extent such Losses are determined by a final, non-appealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct (other than an action or failure to act undertaken at the written request or with the written consent of the Client) of the given Indemnified Persons.

The Client agrees that no Indemnified Person shall have any liability to the Client or its owners, parents, affiliates, security holders or creditors for any Losses, except to the extent such Losses are determined by a final, non-appealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct (other than an action or failure to act undertaken at the written request or with the written consent of the Client) of the given Indemnified Persons.

The Client agrees that it will not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate, any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party to such Action) unless DHS has given its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), or the settlement, compromise, consent or termination (i) includes an express unconditional release of such Indemnified Person from all Losses arising out of such Action and (ii) does not include any admission or assumption of fault on the part of any Indemnified Person.

Promptly after its receipt of notice of the commencement of any Action, any Indemnified Person will, if a claim in respect thereof is to be made against the Client pursuant to this

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

Agreement, notify the Client in writing of the commencement thereof; provided that no omission so to notify the Client will relieve the Client from its obligations hereunder except to the extent that the Client is materially prejudiced as a result thereof. If the Client so elects, then the Client may assume the defense of such Action, including the employment of counsel (reasonably satisfactory to DHS), provided the Client permits an Indemnified Person and counsel retained by an Indemnified Person at such Indemnified Person’s expense to participate in such defense. Notwithstanding the foregoing, in the event (i) the Client fails promptly to assume the defense and employ counsel reasonably satisfactory to DHS, or (ii) the Indemnified Person has been advised in writing by competent and reputable counsel that there exist actual or potential conflicting interests between the Client or counsel employed by the Client to defend such Indemnified Person and such Indemnified Person with respect to the subject matter of the relevant Action, an Indemnified Person may employ separate counsel (in addition to local counsel as required by such proceeding) reasonably satisfactory to the Company to represent or defend such Indemnified Person in such action or proceeding, and the Client is obligated to indemnify such Indemnified Person with respect to such Action, the Client agrees to pay the fees and disbursements of such separate counsel. In no event shall the Client be liable to any Indemnified Person hereunder for (i) any settlement by an Indemnified Person effected without the Client’s prior written consent (not to be unreasonably withheld, delayed or conditioned) or (ii) in connection with any such Action, or similar Actions arising out of the same general allegations, for fees and expenses of more than one separate firm of attorneys on behalf of all Indemnified Persons collectively.

Subject to the receipt of reasonable documentation, the Client agrees to reimburse the Indemnified Persons for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of outside counsel) incurred by the Indemnified Persons (including all such reasonable costs and expenses incurred to enforce the terms of this Section) as they are incurred in connection with investigating, preparing, defending or settling any Action for which indemnification or contribution has or is reasonably likely to be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party; provided that, if any such reimbursement is for expenses relating to a Loss that is determined by a final, non-appealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct (other than an action or failure to act undertaken at the written request or with the written consent of the Client) of the given Indemnified Persons, such Indemnified Person shall promptly repay such amount to the Client. If any of DHS’s professional personnel appears as witness, is deposed or is otherwise involved in the defense of any Action against DHS, the Client or the Client’s affiliates, officers, managers, Managers or employees, the Client will reimburse DHS for all reasonable hourly fees of such personnel and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of one outside counsel) incurred by DHS by reason of any of its personnel being involved in any such Action.

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Client may have to any Indemnified Person at common law or otherwise, (ii) shall survive the expiration or termination of the Agreement or completion of DHS’s services hereunder, (iii) shall apply to any modification of DHS’s engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of DHS or any other Indemnified Person, (v) shall be binding on any successor or assign of the Client and successors or assigns to the Client’s business and assets and (vi) shall inure to the benefit of any successor or assign of any Indemnified Person.

Neither DHS nor any of the Indemnified Persons shall be responsible or have any liability for (a) any indirect, special or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby, even if advised of the possibility thereof or (b) in excess of the fees or retainers actually paid to DHS hereunder.

INSURANCE COVERAGE FOR PRINCIPAL(S)

In addition to the foregoing indemnification, Mr. Crowley shall be deemed to be an officer of the Client and shall, along with any other DHS personnel who serve as officers of the Client, be caused by the Client to be individually covered by the same indemnification and director and officer liability insurance as is applicable to the other officers of the Client.

DHS has its own errors and omissions insurance policy. However, in addition to such policy, the Client agrees that the Client will use the Client’s best efforts to specifically include and cover any DHS appointees under both the Client’s policy for errors and omissions as well as directors’ and officers’ insurance.

The Client has represented to DHS that the Client has errors and omissions coverage and directors’ and officers’ coverage in aggregate amounts of Five Million Dollars ($5,000,000) each. The Client shall add DHS, Mr. Crowley and relevant DHS employees as insureds under each policy. In the event that the Client reduces its coverage or such coverage is cancelled or terminated, the Client hereby authorizes DHS to attempt to purchase a separate directors’ and officers’ liability policy that will cover DHS’s employees and agents only, with the cost of such policy to be invoiced to the Client as an out of pocket cash expense. If DHS is unable to purchase such directors’ and officers’ insurance related to this assignment then DHS reserves the right to terminate this Agreement without penalty.

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

SURVIVAL

The obligations of the parties under the sections entitled “Timing, Fees and Expenses”, “Relationship of the Parties”, “Indemnification of DHS; Limitation on Liability”, and “Governing Law and Dispute Resolution” survive the termination or expiration of the Agreement.

GOVERNING LAW AND DISPUTE RESOLUTION

This Letter Agreement is deemed covered by the laws of the State of New York without regard to conflict of law principles.

If any dispute arises between the parties and the parties are unable to agree on a mutually satisfactory resolution within thirty (30) calendar days after written notice by one party to the other(s), then any party may require the matter to be settled by confidential, binding arbitration. If such arbitration shall occur, it shall be in Chicago, Illinois. Each party shall attempt for two (2) weeks to agree on a single arbitrator. If that effort should fail, each party shall appoint one (1) arbitrator. The two arbitrators so chosen shall attempt for two weeks to select a third. If they are unable to agree, the American Arbitration Association in Illinois shall choose a third. The arbitration shall occur using the rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and non-appealable.

DISCLOSURES

By executing this Agreement, the Client acknowledges and hereby agrees that DHS, Mr. Crowley, and its employees, agents, and contractors have both other current and/or potential future engagements with other entities than the Client. DHS and Mr. Crowley, after reasonable inquiry, affirm that they are each unaware of any known conflict of interest regarding either of them with regard to this assignment for the Client. Client understands and acknowledges that, for purposes of this engagement, DHS is engaged only by Client and all duties and responsibilities created and imposed by this Agreement shall be owed solely to Client, unless otherwise agreed to in writing or otherwise imposed by law.

As of the date hereof, DHS and/or Mr. Crowley does not serve as the CEO or interim CEO of any other company or have any relationship or agreement, direct or indirect (other than retail banking or brokerage accounts), with any known, after reasonable inquiry, stakeholder of the Client or their affiliates; including, without limitation, its lenders, bond holders, managers or members (each a “Client Stakeholder”). If DHS and/or Mr. Crowley (i) accept a CEO or interim CEO role of another company or business or (ii) enter into any relationship or agreement, direct or indirect (other than

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

retail banking or brokerage accounts), with any known, after reasonable inquiry, Client Stakeholder (or if the other party to an agreement becomes a Client Stakeholder) during the term of this engagement, DHS and/or Mr. Crowley will promptly inform the Client’s Board of Managers in writing. Client agrees that should DHS and/or Mr. Crowley agree to undertake a new Client in the role of CEO, such representation will not be treated as a breach of this Agreement or a reason for termination or non-renewal thereof, in the absence of a conflict of interest.

CLIENT REPRESENTATIONS

All action required to be taken by the Client’s Board of Managers and members in order to authorize the Client to enter into this Agreement, and to be bound to make the success fee payments referenced in the “Fees, Term and Expenses” section above has been taken. This Agreement, when executed and delivered by the Client, shall constitute valid and legally binding obligations of the Client, enforceable against the Client in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SEVERABILITY

If any portion of this Letter Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

ENTIRE AGREEMENT

This Agreement and the Mutual Non-Disclosure Agreement between DHS and the Client dated as of February     , 2013, collectively contain the entire understanding of the parties relating to the services to be rendered by DHS and may not be amended or modified in any respect except in writing by the parties. DHS will not be responsible for performing any services not described in this Agreement or in a subsequent writing signed by the parties.

NOTICES

All notices required or permitted to be delivered under this Letter Agreement shall be sent, if to DHS, to the address set forth at the head of this Letter Agreement, and if to the Client, to the address set forth above or as updated by the Client in writing thereafter. All notices under the Agreement shall be sufficient if delivered by facsimile or nationally recognized overnight courier. Any notice shall be deemed to be given upon actual receipt.

Confidential

Mr. Peter Connolly

Chairman, Board of Managers

Aurora Diagnostics Holdings, LLC

March 8, 2013

If these terms meet with your approval, please sign and return the enclosed copy of this proposal. Upon approval, please wire transfer the amount of $200,000 to establish the retainer and we will commence the engagement on March 15, 2013 or such earlier date as may be reasonably requested by the Client.

We look forward to working on this assignment.

Sincerely yours,

Dynamic Healthcare Solutions, LLC

Daniel D. Crowley

Principal and Member

Acknowledged and Agreed to:

Aurora Diagnostics Holdings, LLC

By:	/s/ Peter J. Connolly

Its:	Chairman of the Board of Managers